Exhibit 99.1

Axsome Therapeutics Enters into $20 Million Term Loan Agreement with Silicon Valley Bank

NEW YORK, November 10, 2016 (Globe Newswire) — Axsome Therapeutics, Inc. (NASDAQ: AXSM), a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders, announced today that it has entered into a $20 million term loan agreement with Silicon Valley Bank. Axsome intends to use the additional capital to support the ongoing development of its late-stage clinical pipeline.

“The initial $10 million tranche of the term loan will allow us to conduct our planned Phase 2/3 trial of AXS-05 in agitation in patients with Alzheimer’s disease and simultaneously extend our cash runway through the end of 2017,” said Herriot Tabuteau, M.D., Chief Executive Officer of Axsome. “Importantly, this term loan bolsters our cash position ahead of meaningful clinical milestones including the interim analysis of our Phase 3 trial with AXS-02 in patients with complex regional pain syndrome. The subsequent funds, totaling an additional $10 million, if drawn, would extend our cash runway further into the second quarter of 2018. We are pleased to enter into this collaboration with Silicon Valley Bank which allows us to broaden our development pipeline and strengthen our balance sheet at an attractive cost of capital.”

“Silicon Valley Bank is pleased to support Axsome’s growth as it advances its clinical pipeline, which includes several Phase 3 clinical trials,” said Ryan Roller, Vice President of Silicon Valley Bank. “We look forward to our partnership with Axsome, whose vision is to develop products with the potential to positively affect the lives of patients with serious and difficult to treat conditions.”

Under the terms of the three-tranche loan agreement, the initial $10 million tranche is triggered upon closing. The remaining $10 million can be drawn, at Axsome’s option, subject to the achievement of certain clinical and financial milestones. The loan bears interest at an annual rate equal to 4.50% plus the prime rate, which is currently 3.50%. It matures in November 2020 and has an interest-only payment period of 12 months, which may be extended to 18 months upon the drawing of the second tranche. In addition, upon the funding of each tranche, Axsome will issue warrants to purchase shares of Axsome common stock equal to between approximately 2.1% and 4.8% of each tranche drawn. Additional details of the loan agreement, and a copy of the agreement itself, will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K.

About Axsome Therapeutics, Inc.

Axsome Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing novel therapies for the management of central nervous system (CNS) disorders for which there are limited existing treatment options. Axsome’s product candidate portfolio includes two late-stage candidates, AXS-02 and AXS-05. AXS-02 is currently in Phase 3 trials in complex regional pain syndrome (CRPS) and knee osteoarthritis (OA) associated with bone marrow lesions (BMLs) with an additional Phase 3 trial planned in chronic low back pain (CLBP) associated with Modic changes (MCs). AXS-05 is currently in a Phase 3 trial in treatment resistant depression (TRD), and a Phase 2/3 trial in agitation in patients with Alzheimer’s disease (AD) is planned. AXS-02 and AXS-05 are investigational product candidates not approved by the FDA. For more information, please visit the company website at www.axsome.com. The company may occasionally disseminate material, nonpublic information on the company website.

About Silicon Valley Bank

For more than 30 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators.

©2016 SVB Financial Group. All rights reserved. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group. Silicon Valley Bank is a member of FDIC and Federal Reserve System.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements”. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,”

“may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. In particular, the Company’s statements regarding trends and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the success, timing and cost of our ongoing clinical trials and anticipated clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, our product candidates; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s product candidates, if approved; and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

Axsome Contact:

Mark Jacobson
Vice President, Operations
Axsome Therapeutics, Inc.
25 Broadway, 9th Floor
New York, NY 10004
Tel: 212-332-3243
Email: mjacobson@axsome.com

www.axsome.com

Trout Group Contact:

Marcy Beth Nanus
Senior Vice President
The Trout Group LLC
Tel: 646-378-2927
Email: mnanus@troutgroup.com